Exhibit 99.1

AACC 4Q’12 Earnings

Mary – Opening

Thank you [Operator]. Good Afternoon and welcome to Asset Acceptance Capital Corp fourth quarter 2012 earnings conference call. On the call today with me is Rion Needs, President and CEO.

This morning, we announced the Company’s fourth quarter 2012 financial results. If you did not receive a copy of the press release, please contact me at 586-983-7087 to have one sent to you. This release is also available on the Company’s website at www.assetacceptance.com.

Before I turn the call over to management to comment on our results, I would like to caution everyone that today’s remarks contain forward-looking statements that are based on the Company‘s current views and expectations regarding its plans and operating strategies. We will identify these forward-looking statements in our remarks by using words such as anticipates, believes, estimates, expects, intends, should, could, will and variations of those words. Our actual results or events may differ materially from those forward-looking statements due to a number of risks and uncertainties. Please review today’s press release and our filings with the SEC, including our annual report on Form 10K for 2012, which will be filed on March 7, 2013, for detailed discussions of the risk factors that could cause the actual results and events to differ materially from the forward-looking statements.

Also, please note that the Company undertakes no obligation to update or revise these forward-looking statements. With that, I would now like to turn the call over to Rion Needs, President and CEO of Asset Acceptance Capital Corp. Rion…

Rion Needs, CEO

Thank you, Mary. Good afternoon and welcome to our fourth quarter 2012 conference call.

As announced this morning, Asset Acceptance Capital Corp. has entered into an agreement to be acquired by Encore Capital. We refer you to the press release and associated 8-K for information pertaining to that transaction. Our proxy statement with respect to the transaction should be available no later than March 27.

With that, let me provide some additional detail on the financial results for the fourth quarter and full year 2012. Before I get started, all growth comparisons I will make on the call today relate to the corresponding period of last year, unless I specify otherwise.

Purchasing

During the fourth quarter we invested a total of $60.9 million in charged off consumer debt portfolios, net of buy-backs; this was up from $26.7 million last year and was up on a sequentially basis from $23.9 million last quarter. Face value of these purchases was $1 billion, 334 million for a blended rate of 4.56%. This brings our full year purchasing total to $164.7 million, which compares to $160.6 million last year.

Collections

Total cash collections for the fourth quarter grew 4.3% to $85.7 million. For the full year collections increased 5.1% to $367.8 million. As we discussed last quarter we had during 2012 a fair amount of inventory movement between collection channels and sub channels. This was part of optimizing our channel strategy so that accounts are worked in the most efficient and profitable manner, and included expansion of our offshore and legal channel.

Correspondingly, we had some meaningful shifts in channel growth rates during the quarter and the year. Cash collections from our call center channel, which includes domestic call centers and both our onshore and offshore agencies declined 12.3% for the quarter to $39.2 million and represented 45.7% of total collections for the quarter. For the full year, collections declined 1.1% to $190.8 million and represented 51.9% of total collections for the year. The legal channel growth rate for the quarter was 24.2% and 12.7% for the full year and represented 54.3% and 48.1% of Q4 collections and full year collections, respectively. This growth was driven by the increased number of accounts moved into this channel during recent quarters. Offshore collections grew 25.8% for the quarter and 39.8% for the full year and for the full year represented about 15% of total collections of our call center channel, up from about 11% last year, and represented about 8% of our total collections, up from about 6% last year.

Collections per account representative were $65,608 in the fourth quarter 2012 compared to $42,282 in 2011, up 55.2%. For the full year, the increase was 24.7%.

Revenue

Consolidated revenue for the fourth quarter was $51.7 million; down 8.3% from last year. Total purchased receivable revenue of $51.6 million was down 8.2% from prior year. As part of the press release issued yesterday, we included a table that outlines the components of revenue on purchased receivables for the quarter and full year. I will refer to some of this detail in my discussion.

The revenue performance for the quarter reflected a more normalized Q4 amortization rate of 39.8% compared to 31.6% in Q4 of last year. For the quarter we had net impairments of $900 thousand compared to net impairment reversals in Q4 of last year of $2.6 million. During the fourth quarter, we increased yields on seven pools and incurred impairments on two pools. There were no impairment reversals during the quarter.

We had pointed out last quarter, we had seen a positive trend over the last series of quarters of net impairment reversals compared to the prior year periods and warned that expectations of continued year over year improvement should be tempered. At the end of Q4, the available impairment balance was $25.2 million, down from $55.9 million a year ago and down sequentially from $38.0 million last quarter.

Factoring out zero basis collections, which were down $1.8 million or 15.0%, the core amortization rate for the fourth quarter, which is defined as total amortization divided by collections on amortizing portfolios, was 45.1% versus 36.9% last year.

For the full year, purchased receivable revenues increased 4.2% to $226.0 million and full year amortization was basically flat at 38.5% compared to 38.0% last year. That rate included $8.5 million of net impairment reversals during the year compared to $6.2 million last year. Zero basis collections were down $4.9 million for the full year to $45.8 million. Core amortization for the year was also basically flat at 44.0% compared to 44.5% last year.

Operating Expenses

Total operating expenses for the quarter increased 3.5% to $46.8 million and represented 54.7% of cash collections—down 40 basis points compared last year. However, this included continued increased investment in the legal channel of $9.4 million for the quarter, up from $7.2 million last year, as well as $368 thousand of restructuring charges in the quarter. Factoring in these two items, the cost to collect for the quarter declined 310 bps.

For the full year, operating expenses increased 3.8% to $192.1 million and represented 52.2% of cash collections – down 70 bps compared to last year. Factoring the same two items I just mentioned for the quarter, the cost to collect for the year declined 220 bps.

In looking at the components of operating expense in the quarter, salary and benefits were down 13.7% to $13.6 million, primarily driven by lower call center collection salaries as a result of the reduction in the number of our call center collection offices and transfer of inventory to other channels. Collection expenses for Q4 were $28.0 million, an increase of $3.2 million or 12.8% from prior year.

This growth related to increased collections from third party channels and an increase in legal collection costs. The increase in legal collection costs was specifically driven by an increase in the number of accounts placed in our legal collections channel and the corresponding court and process server costs. We have discussed this during the past couple quarters and this increased investment was in line with our expectations.

Occupancy expenses for the quarter were down slightly to $1.3 million.

Administrative expenses for the quarter were up $521 thousand from last year to $2.4 million, primarily driven by increased third party fees.

Depreciation expense was basically flat to prior year at $1.1 million.

As mentioned earlier, we also had a $368 thousand restructuring charge in the quarter related to the previously announced closing of our Arizona collection office. As we discussed in our press release on this action, we expected a total restructuring charge of approximately $900 thousand spread between the third and fourth quarter and we expected this initiative to be highly accretive to 2013 earnings and beyond.

Interest Expense

Moving down the income statement, interest expense for the quarter was $4.9 million, up from $3.8 million in Q4 of last year. The increase was due primarily to the higher average interest rates and increased amortization of upfront costs, including original issue discount, resulting from the credit agreement compared to last year. In Q4 of last year, we also had a charge of $1.1 million related to loss on extinguishment of debt related to the refinance completed in November of last year.

For the full year, our interest expense increased $9.0 million pre-tax – excluding the impact of the extinguishment of debt just mentioned.

Income Taxes

During the quarter, we recognized an income tax benefit of $325 thousand compared to income tax expense of $2.0 million last year. This equates to an effective tax rate for the year to date period of 22.4% compared to an effective rate of 39.9% last year. The low effective rate reflects the benefits of initiatives put in place to drive our effective rate down for 2012. The drivers of these benefits include:

•	State tax refunds resulting from various state tax strategies that we have been able to implement

•	Additional federal tax credit benefits

Throughout last year, we mentioned the progress we had been making on this front. The final results exceeded our target for the year.

Net Income

Reported Net income for the fourth quarter was $237 thousand, or $0.01 per fully diluted share, down from $0.14 last year. For the full year net income was $10.9 million or $0.35 per fully diluted share down from net income of $12.0 million or $0.39 per share last year. Given the big change in effective tax rates year over year, probably a better way to look at this comparison is at the pre-tax income level where we had a loss of $88 thousand for Q4 compared to pre-tax earnings of $6.2 million in Q4 last year, and for the full year, pre-tax earnings were $14.1 million compared to $20.0 million last year. For Q4, the primary drivers of the year over year decline were 1) the higher amortization rate for the quarter 2) increased legal investments and 3) $293 thousand of increased restructuring expenses. For the full year, the primary drivers were the $9.0 million of increased interest expense, $6.5 million of increased legal investment, and $652 thousand of increased restructuring – all of these pre-tax.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter was $40.7 million, up 5.9% from last year. On a year to date basis, Adjusted EBITDA was up 6.0% from last year to $183.2 million. This includes the increased legal investments I have discussed earlier. Please refer to the table in the press release and on the attachment to Form 8-K filed this afternoon reconciling GAAP net income to Adjusted EBITDA.

Balance Sheet / Liquidity

Turning to the balance sheet, as of December 31st 2012, our cash balance was $14.0 million. The carrying value of purchased receivables as of the end of the quarter was $370.9 million, up sequentially from $344.5 million last quarter.

As of quarter end, we had total outstanding borrowings, excluding the unamortized original issue discount, of $191.7 million, up from $168.4 million last quarter. We had $25.4 million outstanding on our revolver at quarter end. The Term Loan balance was $166.3 million – down from $175.0 million at year end 2011.

Summary

We appreciate your participation on the call and would refer you again to the press release regarding information on the Encore transaction.

Thank you